Exhibit 8.2

52 East Gay St.

PO Box 1008

Columbus, Ohio 43216-1008

614.464.6400 | www.vorys.com

Founded 1909

January 7, 2014

Camco Financial Corporation

814 Wheeling Avenue

Cambridge, Ohio 43725

Ladies and Gentlemen:

You have requested our opinion as to the material U.S. federal income tax consequences of the merger (the “Merger”) of Camco Financial Corporation, a Delaware corporation (“Camco Financial”), with and into Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), pursuant to the Agreement and Plan of Merger, dated as of October 9, 2013, by and between Camco Financial and Huntington (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied, with your permission, upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the certificate of representations of Huntington, executed by a duly authorized officer of Huntington and dated as of the date hereof, and (b) the certificate of representations of Camco Financial, executed by a duly authorized officer of Camco Financial and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of Huntington on Form S-4, and the proxy statement of Camco Financial and the prospectus of Huntington included therein, filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (collectively, the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect

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to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither Huntington nor Camco Financial will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. In addition, we assume that any holder of Camco Financial Common Stock (as defined below) that has asserted, as of the Effective Time, dissenters’ rights will receive, pursuant to statutory procedures, an amount per share of Camco Financial Common Stock that will not materially exceed the Cash Consideration (as defined below). Finally, we assume that neither Camco Financial nor Huntington will waive any of the conditions to closing set forth in Article VII of the Agreement. All assumptions described above have been made with your permission.

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective as of the date and time specified in articles of merger to be filed with the Maryland State Department of Assessments and Taxation (the “Articles of Merger”) and a certificate of merger to be filed with the Secretary of State of the State of Delaware. The term “Effective Time” means the date and time when the Merger becomes effective as set forth in the Articles of Merger. As a result of the Merger, Huntington will be the surviving corporation, and the separate corporate existence of Camco Financial will cease.

As of October 9, 2013, the authorized capital stock of Camco Financial consisted of (i) 29,900,000 shares of common stock, par value $1.00 per share (“Camco Financial Common Stock”), of which, as of September 30, 2013, 13,603,438 shares were issued and outstanding, and (ii) 100,000 shares of preferred stock, par value $1.00 per share (“Camco Financial Preferred Stock”), of which no shares were issued or outstanding. As of September 30, 2013, no shares of Camco Financial Common Stock or Camco Financial Preferred Stock were reserved for issuance except for (i) 2,601,468 shares of Camco Financial Common Stock reserved for issuance pursuant to the Warrant Agreement, (ii) 564,783 shares of Camco Financial Common Stock reserved for issuance in connection with outstanding Company Stock Options, and (iii) 1,192,906 shares of Camco Financial Common Stock reserved for issuance pursuant to future awards under the Company Stock Plans.

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At the Effective Time, all shares of Camco Financial Common Stock that are owned directly by Camco Financial or Huntington (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by third parties (“Trust Account Common Shares”) or shares held, directly or indirectly, in respect of a debt previously contracted (“DPC Common Shares”)) shall be cancelled and shall cease to exist, and no Cash Consideration, Stock Consideration (as defined below) or cash in lieu of a fractional share of Huntington Common Stock (as defined below) shall be delivered in exchange therefor.

At the Effective Time, each share of Camco Financial Common Stock (except for shares that are owned directly by Camco Financial or Huntington (other than Trust Account Common Shares or DPC Common Shares) and shares the holders of which have perfected their rights to dissent under the General Corporation Law of the State of Delaware (the “DGCL”) and have not effectively withdrawn or lost such rights as of the Effective Time (“Dissenting Shares”), as discussed below) shall be converted into the right to receive, without interest, either (i) $6.00 in cash (the “Cash Consideration”) or (ii) 0.7264 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Huntington (such stock, “Huntington Common Stock,” and such consideration, the “Stock Consideration”).

Each holder of record of shares of Camco Financial Common Stock (other than shares that are owned directly by Camco Financial or Huntington (other than Trust Account Common Shares or DPC Common Shares) and Dissenting Shares, as discussed below) may elect (i) the number of whole shares of Camco Financial Common Stock owned by such holder with respect to which such holder desires to receive the Cash Consideration (such election, a “Cash Election,” and such shares collectively, “Cash Election Shares”) and (ii) the number of whole shares of Camco Financial Common Stock owned by such holder with respect to which such holder desires to receive the Stock Consideration (such election, a “Stock Election,” and such shares collectively, “Stock Election Shares”). The shares of Camco Financial Common Stock (other than shares that are owned directly by Camco Financial or Huntington (other than Trust Account Common Shares or DPC Common Shares) and Dissenting Shares, as discussed below) for which neither a Cash Election nor a Stock Election has been made (such shares collectively, “Non-Election Shares”) shall be converted into the right to receive, without interest, such Cash Consideration or Stock Consideration as is described below.

The total number of shares of Camco Financial Common Stock to be converted into the right to receive Stock Consideration (the “Stock Conversion Number”) shall equal the product of (i) the number of shares of Camco Financial Common Stock outstanding

January 7, 2014

immediately prior to the Effective Time and (ii) 0.80 (the “Stock Proportion Number”), and all of the other shares of Camco Financial Common Stock (except for shares that are owned directly by Camco Financial or Huntington (other than Trust Account Common Shares or DPC Common Shares) and Dissenting Shares, as discussed below) shall be converted into the right to receive Cash Consideration. Huntington will cause the Exchange Agent to achieve the combination of Stock Consideration and Cash Consideration described in the preceding sentence by allocating rights to receive Stock Consideration and Cash Consideration among holders of Camco Financial Common Stock as described below.

If the aggregate number of Stock Election Shares (the “Stock Election Number”) exceeds the Stock Conversion Number, then (i) all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration, (ii) the Stock Election Shares of each holder shall be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product of (a) the number of such holder’s Stock Election Shares and (b) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, and (iii) the Stock Election Shares not converted into the right to receive the Stock Consideration pursuant to clause (ii) of this sentence shall be converted into the right to receive the Cash Consideration.

If the Stock Election Number is less than the Stock Conversion Number (such difference, the “Shortfall Number”) and the Shortfall Number is less than or equal to the aggregate number of Non-Election Shares, then (i) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, (ii) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (iii) the Non-Election Shares of each holder shall be converted into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product of (a) the number of such holder’s Non-Election Shares and (b) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Election Shares, and (iv) the Non-Election Shares not converted into the right to receive the Stock Consideration pursuant to clause (iii) of this sentence shall be converted into the right to receive the Cash Consideration.

If the Shortfall Number exceeds the aggregate number of Non-Election Shares, then (i) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, (ii) all Non-Election Shares shall be converted into the right to receive the Stock Consideration, (iii) the Cash Election Shares of each holder shall be converted into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product of (a) the number of such holder’s Cash Election Shares and (b) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Election Shares and the denominator of which is the aggregate number of Cash Election Shares, and (iv) the Cash Election Shares not converted into the right to receive the Stock Consideration pursuant to clause (iii) of this sentence shall be converted into the right to receive the Cash Consideration.

January 7, 2014

Alternatively, in the event that the Stock Election Number is less than the Stock Conversion Number, Huntington may elect to reduce the Stock Proportion Number to an amount (but not below 0.60) so that the Stock Conversion Number equals the Stock Election Number, provided that such reduction would not, and would not be reasonably expected, as determined by each of us and Wachtell, Lipton, Rosen & Katz, to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

At the Effective Time, all outstanding and unexercised Company Stock Options will be converted automatically into options to purchase Huntington Common Stock, and the number of shares purchasable under each option and the per-share exercise price thereof will be adjusted based on the Exchange Ratio. At the Effective Time, each warrant issued by Camco Financial pursuant to the Warrant Agreement will entitle the holder thereof to receive, upon the payment of the warrant price as in effect immediately prior to the Merger, a number of shares of Huntington Common Stock equal to the Exchange Ratio (with cash in lieu of any fractional share of Huntington Common Stock, as discussed below).

An appropriate and proportionate adjustment shall be made to the Exchange Ratio if, between the date of the Agreement and the Effective Time, the outstanding shares of Huntington Common Stock or Camco Financial Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization.

No fractional shares of Huntington Common Stock shall be issued. In lieu of the issuance of any such fractional share, Huntington shall pay to each former holder of Camco Financial Common Stock who otherwise would be entitled to receive such fractional share an amount in cash equal to the product of (i) the average of the closing sale prices of Huntington Common Stock based on information reported by the Nasdaq Global Select Market for the five trading days immediately preceding the Effective Time and (ii) the fraction of a share of Huntington Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Camco Financial Common Stock held by such holder at the Effective Time).

Dissenting Shares shall not be converted into the right to receive Cash Consideration or Stock Consideration, and the holders of Dissenting Shares shall be entitled only to such rights as are granted by the DGCL.

Huntington’s obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of certain conditions, including, without limitation,

January 7, 2014

Huntington’s receipt of an opinion of Wachtell, Lipton, Rosen & Katz, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Camco Financial’s obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of certain conditions, including, without limitation, Camco Financial’s receipt of our opinion to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1. The Merger will be a reorganization within the meaning of Section 368(a) of the Code. Huntington and Camco Financial each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Huntington or Camco Financial as a result of the Merger.

3. The tax basis of the assets of Camco Financial in the hands of Huntington will be the same as the tax basis of such assets in the hands of Camco Financial immediately prior to the Merger.

4. The holding period of the assets of Camco Financial to be received by Huntington will include the period during which such assets were held by Camco Financial.

5. A holder of shares of Camco Financial Common Stock receiving solely shares of Huntington Common Stock in exchange therefor (not including any cash received in lieu of a fractional share of Huntington Common Stock) will recognize no gain or loss upon the receipt of such shares of Huntington Common Stock.

6. A holder of shares of Camco Financial Common Stock receiving solely cash in exchange therefor (as a result of dissenting to the Merger or receiving the Cash Consideration with respect to all of such holder’s shares of Camco Financial Common Stock) will recognize gain or loss as if such holder had received such cash as a distribution in redemption of such holder’s shares of Camco Financial Common Stock, subject to the provisions and limitations of Section 302 of the Code.

7. A holder of shares of Camco Financial Common Stock receiving both cash and shares of Huntington Common Stock in exchange therefor (other than any cash received in lieu of a fractional share of Huntington Common Stock) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding any cash received in lieu of a fractional share of Huntington Common Stock). For purposes of determining the character of

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this gain, such holder will be treated as having received only shares of Huntington Common Stock in exchange for such holder’s shares of Camco Financial Common Stock and as having redeemed immediately a portion of such shares of Huntington Common Stock for the cash received (excluding any cash received in lieu of a fractional share of Huntington Common Stock). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of Camco Financial), the gain will be capital gain.

8. A holder of shares of Camco Financial Common Stock receiving cash in lieu of a fractional share of Huntington Common Stock will recognize gain or loss as if such fractional share of Huntington Common Stock were distributed as part of the Merger and then redeemed by Huntington, subject to the provisions and limitations of Section 302 of the Code.

9. The aggregate tax basis of the shares of Huntington Common Stock received by a holder of shares of Camco Financial Common Stock in the Merger (including a fractional share of Huntington Common Stock, if any, deemed to be issued and redeemed by Huntington) generally will be equal to the aggregate tax basis of the shares of Camco Financial Common Stock surrendered in exchange therefor, reduced by the amount of cash received by such holder in the Merger (other than any cash received in lieu of a fractional share of Huntington Common Stock), and increased by the amount of gain recognized by such holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional share of Huntington Common Stock).

10. The holding period of the shares of Huntington Common Stock received by a holder of shares of Camco Financial Common Stock in the Merger (including a fractional share of Huntington Common Stock, if any, deemed to be issued and redeemed by Huntington) will include the period during which the shares of Camco Financial Common Stock surrendered in exchange therefor were held.

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Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of shares of Camco Financial Common Stock in light of that holder’s particular status or circumstances, including, without limitation, holders

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that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose shares of Camco Financial Common Stock were acquired pursuant to the exercise of employee stock options, stock purchase plans, or otherwise as compensation, (ix) persons who receive shares of Huntington Common Stock other than in exchange for shares of Camco Financial Common Stock, (x) persons who hold shares of Camco Financial Common Stock as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold shares of Camco Financial Common Stock other than as capital assets, (xii) expatriates or persons who have a functional currency other than the U.S. dollar, (xiii) pass-through entities and investors in such entities, (xiv) traders in securities that elect to use the mark-to-market method of accounting, (xv) real estate investment trusts, and (xvi) regulated investment companies. We undertake no responsibility to update this opinion.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Opinions.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP